Exhibit 99.1

Digital Brands Group Announces Initial Estimate of Second Quarter 2021 Revenue Levels

Austin, TX-- Digital Brands Group, Inc. (the “Company” or “DBG”) (NASDAQ: DBGI), a curated collection of luxury lifestyle, digital-first brands, announced that its initial estimate of financial results for the quarter ended June 30, 2021 indicates that second quarter 2021 revenue increased by approximately 100% over first quarter 2021 figures, which only includes six and half weeks of revenue contribution from Harper & Jones.

"We believe this continues to illustrate the momentum we discussed on our first quarter earnings call and press release" said Hil Davis, the Company's Chief Executive Officer. "As we stated, we expected to see improved operating results in the second quarter and expect to see significantly improved operating results in the third and fourth quarters of 2021 now that we have sufficient cash and inventory to support expected levels of operations."

Since the Company's initial public offering in May of this year, which bolstered the Company's balance sheet with cash for working capital, milestones include:

•	The shipment of Bailey 44 product to wholesale accounts starting mid-May, with a significant acceleration in wholesale booking orders for fall 2021 that are in-line with pre-pandemic wholesale levels,

•	The shipment of inventory for DSTLD, which started to arrive at the Company's warehouse in late May, with the majority scheduled for arrival mid-July to mid-September, and

•	The development of a marketing and advertising plan, including an Amazon marketing strategy, with the initial roll out in mid-July and the majority of the spend starting this fall.

These revenue estimates do not include any impact from our announced non-binding LOI to acquire Stateside, which, if the acquisition is consummated, will be accretive to 2021 revenue and operating results.

The Company will be reporting its full second quarter 2021 results on or before August 16th, 2021. The Company will provide an update on the scheduling of the associated conference call prior to conference call date.

Forward-looking Statements

Certain statements included in this release are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting DBG and therefore involve several risks and uncertainties. You can identify these statements by the fact that they use words such as "will," "anticipate," "estimate," "expect," "should," and "may" and other words and terms of similar meaning or use of future dates, however, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements regarding DBG's plans, objectives, projections and expectations relating to DBG's operations or financial performance, and assumptions related thereto are forward-looking statements. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. DBG undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Potential risks and uncertainties that could cause the actual results of operations or financial condition of DBG to differ materially from those expressed or implied by forward-looking statements include, but are not limited to: risks arising from the widespread outbreak of an illness or any other communicable disease, or any other public health crisis, including the coronavirus (COVID-19) global pandemic; the level of consumer demand for apparel and accessories; disruption to DBGs distribution system; the financial strength of DBG's customers; fluctuations in the price, availability and quality of raw materials and contracted products; disruption and volatility in the global capital and credit markets; DBG's response to changing fashion trends, evolving consumer preferences and changing patterns of consumer behavior; intense competition from online retailers; manufacturing and product innovation; increasing pressure on margins; DBG's ability to implement its business strategy; DBG's ability to grow its wholesale and direct-to-consumer businesses; retail industry changes and challenges; DBG's and its vendors' ability to maintain the strength and security of information technology systems; the risk that DBG's facilities and systems and those of our third-party service providers may be vulnerable to and unable to anticipate or detect data security breaches and data or financial loss; DBG's ability to properly collect, use, manage and secure consumer and employee data; stability of DBG's manufacturing facilities and foreign suppliers; continued use by DBG's suppliers of ethical business practices; DBG's ability to accurately forecast demand for products; continuity of members of DBG's management; DBG's ability to protect trademarks and other intellectual property rights; possible goodwill and other asset impairment; DBG's ability to execute and integrate acquisitions; changes in tax laws and liabilities; legal, regulatory, political and economic risks; adverse or unexpected weather conditions; DBG's indebtedness and its ability to obtain financing on favorable terms, if needed, could prevent DBG from fulfilling its financial obligations; and climate change and increased focus on sustainability issues. More information on potential factors that could affect DBG's financial results is included from time to time in DBG's public reports filed with the SEC, including DBG's Annual Report on Form 10-K, and Quarterly Reports on Form 10-Q, and Forms 8-K filed or furnished with the SEC.

About Digital Brands Group

We offer a wide variety of apparel through numerous brands on a both direct-to-consumer and wholesale basis. We have created a business model derived from our founding as a digitally native-first vertical brand. Digital native first brands are brands founded as e-commerce driven businesses, where online sales constitute a meaningful percentage of net sales, although they often subsequently also expand into wholesale or direct retail channels., Unlike typical e-commerce brands, as a digitally native vertical brand we control our own distribution, sourcing products directly from our third-party manufacturers and selling directly to the end consumer. We focus on owning the customer's "closet share" by leveraging their data and purchase history to create personalized targeted content and looks for that specific customer cohort. We have strategically expanded into an omnichannel brand offering these styles and content not only on-line but at selected wholesale and retail storefronts. We believe this approach allows us opportunities to successfully drive Lifetime Value ("LTV") while increasing new customer growth.

Digital Brands Group, Inc. Company Contact

Hil Davis, CEO

Email: invest@digitalbrandsgroup.co

Phone: (800) 593-1047